Exhibit 10.1
December 19, 2005
Kenneth J. Saunders
30862 Steeplechase Drive
San Juan Capistrano, California 92675
Dear Ken:
I am pleased to extend this offer to join Open Solutions Inc. as EVP & CFO reporting to Louis Hernandez, Chairman & CEO at an annual salary of $300,000. You will be paid $12,500.00 semi-monthly on the 15th and the 30th of each month. You will be eligible for an incentive bonus target of 60% of your annual salary subject to attaining corporate goals.
Open Solutions will reimburse up to $90,000.00 towards relocation and/or temporary housing related costs and expenses including travel during the transition period for you and/or your family and any other and all related or miscellaneous expenses. If you were to voluntarily terminate within the first year employment, you will be required to repay them on a pro-rated basis.
You will also be paid a sign-on bonus of $25,000 payable the first month of employment.
The effective date of your employment will be January 3, 2006. However, your employment is contingent upon satisfactory reference checks, background investigation and pre-employment drug testing. This offer is effective through the close of business Wednesday, December 21st.
In addition, you will be granted 100,000 Open Solutions Inc. stock options at the fair market value on the close of business of your employment start date with Open Solutions Inc. These options will vest over a four-year period. You will also be granted 30,000 shares of restricted stock that will vest over a five-year period. Both options and restricted stock are subject to the standard terms of the Open Solutions 2000 Stock Incentive Plan.
If your employment is terminated by the Company without Cause, the Company shall be obligated to pay you twelve months base salary upon termination. If you are terminated as a result of Change of Control, you will be eligible for Tier I benefits as defined in Exhibit A attached. For purposes of Exhibit A, your “duties” are as required to execute the office of the Chief Financial Officer, reporting to the CEO of Open Solutions Inc. or the Parent entity of any successor company if the Change of Control involves a merger, acquisition or divestiture.
A summary of additional benefits offered by Open Solutions is enclosed. All insurance benefits including medical insurance, should you require it, will commence beginning the first day of employment. In addition, you will be eligible for 15 days annually of accrued vacation time in addition to the standard number of company holidays, floating holidays, sick time, and personal days.
Additional information relative to all company benefits along with guidelines concerning employment are contained in Open Solutions’ employee handbook, a copy of which will be issued to you during your employee orientation.
You will be required to sign Open Solutions’ Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreement as a condition and prior to your employment. Enclosed is an original of this agreement, which you will need to sign and return it to me prior to commencing employment.

Kenneth J. Saunders

You also will be required to successfully complete the company’s I-9 U.S. employment verification process and to pass a drug-screening test prior to commencing employment. You should make arrangements for the drug screening with an affiliate facility of Foley Lab Services at least two days prior to commencing employment. Drug screening forms will be provided by the facility.
Open Solutions Inc. is an employment-at-will employer. Therefore, this letter does not constitute any contract or obligation on the part of the company beyond what is stated and does not guarantee your employment for any specific duration. You and the company remain free to choose to end your employment relationship at anytime, for any reason, with or without notice or cause. The company does not recognize any contract of employment, unless it is reduced to writing and signed by you and the Chief Executive Officer of Open Solutions Inc.
Open Solutions Inc. recognizes your obligation under your separation agreement with Peregrine Systems in which you have agreed to provide certain transition services for ninety (90) days beginning December 19, 2005 and your responsibilities under the Peregrine agreement regarding transition services will not conflict with your duties as Chief Financial Officer of Open Solutions. However, you should let us know if you believe that those services do conflict.
Kindly indicate your acceptance of this offer by signing in the space provided below and returning one fully executed original copy, the signed Non-Solicitation and Non-Competition Agreement, and the Background Investigation form to my attention, postmarked by December 21, 2005. You may also fax preliminary copies by the due date to (860) 815-5532.
Welcome to Open Solutions Inc Ken. We are very excited to have you join OSI as a member of the senior management team and look forward to having you contribute to our future growth and success. Should you have any questions, please do not hesitate to contact me at (860) 815-5259.
Sincerely,
OPEN SOLUTIONS INC.
/s/ Greg O’Brien
Greg O’Brien
Vice President, Human Resources

Accepted: /s/ Kenneth J. Saunders	12/19/05

Kenneth J. Saunders	Date